EXHIBIT 12



                          ALLIED WASTE INDUSTRIES, INC.
                       RATIO OF EARNINGS TO FIXED CHARGES
                        (in thousands except for ratios)



                                                             Six Months
                                                           Ended June 30,
                                                    ---------------------------
                                                        1997            1998
                                                     ---------      -----------
                                                           (unaudited)

Fixed Charges:
   Interest expensed..........................      $     47,458     $   39,607
   Interest capitalized.......................            15,223         30,933
                                                    ------------    -----------
       Total interest expense.................            62,681         70,540
Interest component of rent expense............             2,015          1,990
Amortization of debt issuance costs...........             2,104          1,844
                                                    ------------    -----------
       Total Fixed Charges....................      $     66,800    $    74,374
                                                    ============    ===========

Earnings:
   Income from continuing operations
       before income taxes....................      $     43,261    $    45,489
   Plus fixed charges.........................            66,800         74,374
   Less interest capitalized..................          (15,223)       (30,933)
                                                    ------------    -----------
       Total Earnings.........................      $     94,838    $    88,930
                                                    ============    ===========

Ratio of earnings to fixed charges............              1.4x           1.2x
                                                    ============    ===========